Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-124745

PROSPECTUS SUPPLEMENT DATED SEPTEMBER 7, 2005
TO
PROSPECTUS DATED JUNE 10, 2005

ENER1, INC.

This prospectus supplement should be read in conjunction with our prospectus dated June 10, 2005, and in particular “Risk Factors” beginning on page 3 of the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K of Ener1, Inc., filed with the Securities and Exchange Commission on September 7, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2005 (September 20, 2005)

ENER1, INC.
(Exact name of registrant as specified in its charter)

FLORIDA	0-21138	59-2479377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Cypress Creek Road, Suite 100
Ft. Lauderdale, Florida
(Address of principal executive offices)

33309
(Zip Code)

(954) 556-4020
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On September 20, 2005, Ener1, Inc. (“Ener1”) retained Eisner LLP as its independent registered public accounting firm, effective immediately. Eisner LLP replaces Kaufman, Rossin & Co., who resigned on August 16, 2005. Kaufman’s resignation was reported on Ener1’s Current Report of Form 8-K filed with the Commission on August 19, 2005. The decision to retain Eisner LLP was made by the Audit Committee of Ener1's Board of Directors. Ener1 has issued a press release regarding its retention of Eisner LLP, and a copy of that release is attached hereto as Exhibit 99.1.

During the fiscal years ended December 31, 2004 and 2003 and the subsequent interim period from January 1, 2005 through January 22, 2005: (1) Ener1 did not consult Eisner LLP regarding either the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on Ener1's financial statements; and (2) the Ener1 did not consult Eisner LLP regarding any matter that was the subject of a disagreement or other event reportable pursuant to Item 304(a)(1)(iv) of Regulation S-B.

Item 9.01 Financial Statement and Exhibits

(c) Exhibits.
99.1  Press Release issued by Ener1, Inc. on September 23, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2005	Ener1, Inc. (Registrant) By: /s/ A. Ernest Toth, Jr. A. Ernest Toth Chief Financial Officer

Exhibit 99.1

ENER1, INC. ANNOUNCES CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Ft. Lauderdale, FL - September 23, 2005 - Ener1, Inc. (EBB:ENEI - www.ener1.com) today announced that it has retained Eisner LLP as its independent registered public accounting firm, effective immediately. Eisner LLP replaces Kaufman, Rossin & Co. who resigned on August 16, 2005.

The decision to appoint the new independent registered public accounting firm was made by the company’s Audit Committee of the Board of Directors.

The reports of Kaufman on Ener1's consolidated financial statements for the fiscal years that ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years that ended December 31, 2004 and 2003 and the subsequent interim period from January 1, 2005 through August 16, 2005, (i) there were no disagreements between Ener1 and Kaufman on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Kaufman, would have caused Kaufman to make reference to the subject matter of the disagreement(s) in connection with its report on the consolidated financial statements for such periods, and (ii) there were no "reportable events" as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Prior to the engagement of Eisner LLP, we had not consulted with Eisner LLP during our two most recent fiscal years and through the date of this report in any matter regarding either: a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither was a written report provided to us nor was oral advice provided that Eisner LLP concluded was an important factor, or b) the subject of either a disagreement or a reportable event described in Item 304(a)(1)(v) of Regulation S-K.

About Ener1, Inc.

Ener1, Inc (EBB: ENEI) is an energy technology company. The company's interests include: 80.5% of EnerDel (www.enerdel.com), a lithium battery company in which Delphi Corp. owns 19.5%; 49% of Enerstruct, a Japanese lithium battery technology company in which Ener1's strategic investor ITOCHU owns 51%; wholly owned subsidiary EnerFuel, a fuel cell testing and component company (www.enerfuel.com); and wholly owned subsidiary NanoEner, which develops nanotechnology-based materials and manufacturing processes for batteries and other applications (www.nanoener.com). For more information, visit http://www.ener1.com.

Safe Harbor Statement (ENER1, Inc.)

This release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 conveying management's expectations as to the future based on plans, estimates and projections at the time the statements are made. The forward-looking statements contained in this press release involve risks and uncertainties, including, but not necessarily limited to, the ability of Ener1 to complete the proposed spin-off of its equity interests in EnerDel, Inc., NanoEner, Inc. and EnerFuel, Inc., including securing financing to adequately capitalize each company and obtaining required regulatory and third-party approvals; successfully develop and market proposed lithium battery, fuel cell and nanotechnology-based products and services; Ener1's plans to reduce costs and gain a competitive advantage by consolidating manufacturing operations and implementing automated production processes; charges Ener1 will incur in connection with consolidating manufacturing operations; the degree of competition in the markets for lithium battery, fuel cell and nanotechnology-based products and services, Ener1's history of operating losses, the lack of operating history for the development stage Ener1 businesses, the need for additional capital, the dependency upon key personnel and other risks detailed in Ener1's annual report on Form 10-KSB for the year ended December 31, 2004, as well as in its other filings from time to time with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. Ener1 undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.